UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HABIG, JOHN B
   1600 ROYAL STREET
   JASPER, IN  47549
   USA
2. Issuer Name and Ticker or Trading Symbol
   KIMBALL INTERNATIONAL, INC.
   KBALB
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class B Common Stock       |      |    | |                  |   |           |221,524 (3)        |D     |JBHabig Rev Tr             |
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           "               |      |    | |                  |   |           |822 (1)            |I     |JBHabig Trust              |
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           "               |      |    | |                  |   |           |34,196 (1) (4)     |I     |Wife Trust                 |
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           "               |      |    | |                  |   |           |256 (1)            |I     |Family Tr                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Class A Common Stock (|        |     |    | |           |   |     |     |Class B Comm|       |       |490,053 (5) |D  |JBHabig Rev |
2)                    |        |     |    | |           |   |     |     |on          |       |       |            |   |Tr          |
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          "           |        |     |    | |           |   |     |     |"           |       |       |165,974(1)  |I  |JBHabig Trus|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |t           |
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          "           |        |     |    | |           |   |     |     |"           |       |       |134,693(1)(6|I  |Wife Trust  |
                      |        |     |    | |           |   |     |     |            |       |       |)           |   |            |
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          "           |        |     |    | |           |   |     |     |"           |       |       |444,896(1)  |I  |Family Tr   |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Beneficial ownership
disclaimed.
(2) Class A Common Stock is convertible to Class B Common Stock on a share-for-share basis.
(3) Since the reporting person's last report, 221,524 shares previously owned directly in single (221,044) or joint (480) ownership were transferred to a trust on 8/19/02, exempt per Rule
16a-13.
(4) Since the reporting person's last report, 34,196 shares previously owned directly in joint (480) ownership or indirectly (33,716) were transferred to a trust on 8/19/02 for the benefit of the reporting person's spouse, exempt per Rule 16a-13.
(5) Since the reporting person's last report, 490,053 shares previously owned directly were transferred to a trust on 8/19/02, exempt per Rule
16a-13.
(6) Since the reporting person's last report, 134,693 shares previously owned indirectly were transferred to a trust on 8/19/02 for the benefit of the reporting person's spouse, exempt per Rule
16a-13.
SIGNATURE OF REPORTING PERSON
John B. Habig
DATE
09/17/2002